CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Alexis Dominguez
MediaRelations@amerantbank.com
(305) 441-8412

AMERANT REPORTS THIRD QUARTER 2024 RESULTS
Board of Directors Declares Quarterly Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, October 23, 2024. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported a net loss attributable to the Company of $48.2 million in the third quarter of 2024, or $1.43 loss per diluted share, compared to net income of $5.0 million, or $0.15 income per diluted share, in the second quarter of 2024.
On September 27, 2024, the Company completed a public offering of 8,684,210 shares of its Class A voting common stock, at a price to the public of $19.00 per share, which included 784,210 shares issued upon the exercise in full by the underwriters of their option to purchase additional shares of common stock. The total gross proceeds from the offer were approximately $165 million, with net proceeds of approximately $155.8 million, which the Company intends to use for general corporate purposes to support its continued organic growth, which may include, among other things, investments in its banking subsidiary and potential balance sheet optimization strategies.
Following the capital raise, the Company executed on the previously announced investment portfolio repositioning, which consisted in the sale of $551 million in securities with an average yield of 3.2%, including a portion of the $220 million in securities previously designated as held to maturity, all securities with yields below 2.75% and all corporate debt securities (including bank sub debt). This repositioning resulted in a pre-tax loss on the sale of securities of $68.5 million ($53.1 million after-tax) as of September 30, 2024. In addition, the Company also incurred a valuation expense of $5.7 million in connection with Other Real Estate Owned (“OREO”).

“As previously noted, the capital raise and follow-on investment portfolio repositioning this quarter completes the multi-year transformation we have undertaken here at Amerant,” stated Jerry Plush, Chairman and CEO. “We continued to see strong organic loan and deposit growth this quarter, which we believe evidences our intent and ability to achieve our strategic goal of becoming the bank of choice in the markets we serve.”

•Total assets were $10.4 billion, an increase of $634.2 million, compared to $9.7 billion in 2Q24.

•Cash and cash equivalents were $671.8 million, up $361.5 million, compared to $310.3 million in 2Q24.

•Total gross loans were $7.56 billion, an increase of $239.1 million, compared to $7.32 billion in 2Q24.

•Average yield on loans remained at 7.08%, unchanged from 2Q24.

•Total deposits were $8.11 billion, up $294.9 million, compared to $7.82 billion in 2Q24, driven by continued organic growth.

•Core deposits were $5.71 billion, up $202.0 million, compared to $5.51 billion in 2Q24.

•Average cost of total deposits increased slightly to 2.99%, compared to 2.98% in 2Q24.

•Loan to deposit ratio was 93.23%, compared to 93.69% in 2Q24.

•Total advances from Federal Home Loan Bank (“FHLB”) were $915.0 million, up $150.0 million, compared to $765.0 million in 2Q24. The Bank had $1.9 billion in availability remaining from the FHLB as of September 30, 2024.

•Total non-performing loans (“NPL”) were $114.9 million, up $14.0 million, compared to $101.0 million as of 2Q24, while special mention loans declined to $76.4 million at September 30, 2024 compared to $95.3 million at June 30, 2024.

•OREO was $14.5 million, a decrease of $5.7 million from 2Q24, primarily driven by the valuation expense recorded in the third quarter of 2024.

•The allowance for credit losses ("ACL") was $79.9 million, a decrease of $14.5 million, compared to $94.4 million as of 2Q24. The Company charged off $17.3 million against previously established specific reserves as of quarter end September 30, 2024.

•Assets Under Management and custody (“AUM”) totaled $2.55 billion, up $98.7 million, from $2.45 billion in 2Q24.

•Pre-provision net revenue (“PPNR”)(1) was negative $42.9 million, compared to PPNR of $25.5 million in 2Q24. Excluding non-routine items in non-interest income and expense, PPNR(2) was $31.3 million, compared to $31.0 million in 2Q24.

•Net Interest Margin (“NIM”) was 3.49%, down from 3.56% in 2Q24. The decrease in NIM was primarily driven by higher average balances in NPLs as well as higher average balances in interest bearing liabilities and cost of funds.

•Net Interest Income (“NII”) was $81.0 million, up $1.6 million, from $79.4 million in 2Q24.

•Provision for credit losses was $19.0 million, down $0.2 million, compared to $19.2 million in 2Q24.

•Non-interest income was negative $47.7 million due to the net loss recorded on the investment portfolio repositioning initiated during the quarter. Excluding non-routine items, non-interest income(2) was $20.8 million, compared to non-interest income of $19.4 million in 2Q24. Non-interest income in 3Q24 includes $1.6 million resulting from the unwinding of a swap related to the sale of a non-performing loan, which was offset by $1.6 million in non-interest expense (no impact to P&L).

•Non-interest expense was $76.2 million, up $2.9 million, from $73.3 million in 2Q24. Excluding non-routine items, non-interest expense(2) was $70.5 million. Non-interest expense in 3Q24 includes $1.6 million resulting from the unwinding of a swap related to the sale of a non-performing loan, which was offset by of $1.6 million in non-interest income (no impact to P&L).

•The efficiency ratio was 228.7%, compared to 74.2% in 2Q24. Excluding non-routine items in non-interest income and expense, the efficiency ratio(2) was 69.3%, compared to 68.6% in 2Q24.

•Return on average assets (“ROA”) was negative 1.92%, compared to 0.21% in 2Q24. Excluding non-routine items in non-interest income and expense, ROA(2) was 0.37% compared to 0.38% in 2Q24.

•Return on average equity (“ROE”) was negative 24.98%, compared to 2.68% in 2Q24. Excluding non-routine items in non-interest income and expense, ROE(2) was 4.80% compared to 5.03% in 2Q24.

•The Company’s Board of Directors declared a cash dividend of $0.09 per share of common stock on October 23, 2024. The dividend is payable on November 29, 2024, to shareholders of record on November 14, 2024.

Additional details on third quarter 2024 results can be found in the Exhibits and Glossary of Terms and Definitions to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com. See Glossary of Terms and Definitions for definitions of financial terms.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.
2 Represents core PPNR, core noninterest income, core noninterest expense, core efficiency ratio, core ROA or Core ROE, as applicable, which are Non-GAAP measures. See “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.

Third Quarter 2024 Earnings Conference Call

The Company will hold an earnings conference call on Thursday, October 24, 2024 at 9:00 a.m. (Eastern Time) to discuss its third quarter 2024 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 26 banking centers – 19 in South Florida, 1 in Tampa, FL and 6 in the Houston, Texas area. For more information, visit investor.amerantbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. Examples of forward-looking statements include but are not limited to: our future operating or financial performance, including revenues, expenses, expense savings, income or loss and earnings or loss per share, and other financial items; statements regarding expectations, plans or objectives for future operations, products or services, and our expectations on our investment portfolio repositioning and loan recoveries or reaching positive resolutions on problem loans. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 7, 2024, in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed on May 3, 2024 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three month periods ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, and the nine month periods ended September 30, 2024 and 2023 may not reflect our results of operations for our fiscal year ending, or financial condition, as of December 31, 2024, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expense”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity (book value) per common share”, “tangible common equity ratio”, “tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity”, and “tangible stockholders' equity (book value) per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2024, including the effect of non-core banking activities such as the sale of loans and securities (including the investment portfolio repositioning initiated at the end of the third quarter of 2024) and other repossessed assets, the Houston Transaction, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our interim unaudited and annual audited consolidated financial statements.

(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Consolidated Balance Sheets				(audited)
Total assets	$10,381,961	$9,747,738	$9,817,772	$9,716,327	$9,345,700
Total investments	1,542,544	1,547,864	1,578,568	1,496,975	1,314,367
Total gross loans (1)(2)	7,561,963	7,322,911	7,006,383	7,264,912	7,142,596
Allowance for credit losses	79,890	94,400	96,050	95,504	98,773
Total deposits	8,110,944	7,816,011	7,878,243	7,894,863	7,546,912
Core deposits (1)	5,707,366	5,505,349	5,633,165	5,597,766	5,244,034
Advances from the Federal Home Loan Bank	915,000	765,000	715,000	645,000	595,000
Senior notes	59,764	59,685	59,605	59,526	59,447
Subordinated notes	29,582	29,539	29,497	29,454	29,412
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)(5)	902,888	734,342	738,085	736,068	719,787
Assets under management and custody (1)	2,550,541	2,451,854	2,357,621	2,289,135	2,092,200

	Three Months Ended
(in thousands, except percentages, share data and per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Consolidated Results of Operations
Net interest income	$80,999	$79,355	$77,968	$81,677	$78,577
Provision for credit losses (6)	19,000	19,150	12,400	12,500	8,000
Noninterest (loss) income	(47,683)	19,420	14,488	19,613	21,921
Noninterest expense	76,208	73,302	66,594	109,702	64,420
Net (loss) income attributable to Amerant Bancorp Inc. (7)	(48,164)	4,963	10,568	(17,123)	22,119
Effective income tax rate	22.18%	21.51%	21.50%	14.21%	22.57%

Common Share Data
Stockholders' book value per common share	$21.44	$21.88	$21.90	$21.90	$21.43
Tangible stockholders' equity (book value) per common share (8)	$20.87	$21.15	$21.16	$21.16	$20.63
Tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity (8)	$20.87	$20.54	$20.60	$20.68	$19.86
Basic (loss) earnings per common share	$(1.43)	$0.15	$0.32	$(0.51)	$0.66
Diluted (loss) earnings per common share (9)	$(1.43)	$0.15	$0.31	$(0.51)	$0.66
Basic weighted average shares outstanding	33,784,999	33,581,604	33,538,069	33,432,871	33,489,560
Diluted weighted average shares outstanding (9)	33,784,999	33,780,666	33,821,562	33,432,871	33,696,620
Cash dividend declared per common share (4)	$0.09	$0.09	$0.09	$0.09	$0.09

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Other Financial and Operating Data (10)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (1)	3.49%	3.56%	3.51%	3.72%	3.57%
Net (loss) income/ Average total assets (ROA)(1)	(1.92)%	0.21%	0.44%	(0.71)%	0.92%
Net (loss) income/ Average stockholders' equity (ROE) (1)	(24.98)%	2.68%	5.69%	(9.22)%	11.93%
Noninterest (loss) income / Total revenue (1)	(143.12)%	19.66%	15.67%	19.36%	21.81%

Capital Indicators (%)
Total capital ratio (1)	12.66%	11.88%	12.49%	12.12%	12.70%
Tier 1 capital ratio (1)	11.31%	10.34%	10.87%	10.54%	11.08%
Tier 1 leverage ratio (1)	9.56%	8.74%	8.73%	8.84%	9.05%
Common equity tier 1 capital ratio (CET1) (1)	10.60%	9.60%	10.10%	9.79%	10.30%
Tangible common equity ratio (1)	8.48%	7.30%	7.28%	7.34%	7.44%
Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity (1)	8.48%	7.11%	7.10%	7.18%	7.18%

Liquidity Ratios (%)
Loans to Deposits (1)	93.23%	93.69%	88.93%	92.02%	94.64%

Asset Quality Indicators (%)
Non-performing assets / Total assets (1)	1.25%	1.24%	0.51%	0.56%	0.57%
Non-performing loans / Total gross loans (1)	1.52%	1.38%	0.43%	0.47%	0.46%
Allowance for credit losses / Total non-performing loans	69.51%	93.51%	317.01%	277.63%	297.55%
Allowance for credit losses / Total loans held for investment	1.15%	1.41%	1.38%	1.39%	1.40%
Net charge-offs / Average total loans held for investment (1)(11)	1.90%	1.13%	0.69%	0.85%	0.82%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	3.04%	3.03%	2.75%	4.57%	2.69%
Salaries and employee benefits / Average total assets	1.39%	1.40%	1.36%	1.38%	1.31%
Other operating expenses/ Average total assets (1)	1.64%	1.63%	1.39%	3.20%	1.38%
Efficiency ratio (1)	228.74%	74.21%	72.03%	108.30%	64.10%
Full-Time-Equivalent Employees (FTEs) (12)	735	720	696	682	700

	Three Months Ended
(in thousands, except percentages and per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Core Selected Consolidated Results of Operations and Other Data (8)

Pre-provision net revenue (loss) (PPNR)	$(42,892)	$25,473	$25,862	$(7,595)	$36,456
Core pre-provision net revenue (Core PPNR)	$31,264	$31,007	$26,068	$29,811	$35,880
Core net income	$9,249	$9,307	$10,730	$15,272	$21,664
Core basic earnings per common share	0.27	0.28	0.32	0.46	0.65
Core earnings per diluted common share (9)	0.27	0.28	0.32	0.46	0.64
Core net income / Average total assets (Core ROA) (1)	0.37%	0.38%	0.44%	0.64%	0.91%
Core net income / Average stockholders' equity (Core ROE) (1)	4.80%	5.03%	5.78%	8.23%	11.69%
Core efficiency ratio (13)	69.29%	68.60%	71.87%	69.67%	62.08%

__________________
(1)     See Glossary of Terms and Definitions for definitions of financial terms.
(2) As of September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, mortgage loans held for sale carried at fair value totaled $43.9 million, $60.1 million, $48.9 million, $26.2 million and $26.0 million, respectively. In addition, September 30, 2024, June 30, 2024, December 31, 2023 and September 30, 2023, includes $553.9 million, $551.8 million, $365.2 million and $43.3 million, respectively, in loans held for sale carried at the lower of estimated cost or fair value.
(3) In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). In the third quarter of 2024 the Company repurchased an aggregate of 143,674 shares of Class A common stock at a weighted average price of $21.59 per share under the 2023 Class A Common Stock Repurchase Program. The aggregate purchase price for these transactions was approximately $3.1 million which includes transaction costs. For all other periods, see June 30, 2024 Form 10-Q, March 31, 2024 Form 10-Q and 2023 Form 10-K.
(4) For all periods shown, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.0 million per quarter in connection with these dividends. The dividend declared in the third quarter of 2024 was paid on August 30, 2024 to shareholders of record at the close of business on August 15, 2024. See June 30, 2024 Form 10-Q, and 2023 Form 10-K for more information on dividend payments during the previous quarters.
(5) On September 27, 2024, the Company completed a public offering of 8,684,210 shares of its Class A voting common stock, at a price to the public of $19.00 per share.
(6) In the third, second and first quarter of 2024 and in the fourth and third quarter of 2023, includes $17.9 million, $17.7 million, $12.4 million, $12.0 million and $7.4 million of provision for credit losses on loans. Provision for unfunded commitments (contingencies) in the third and second quarter of 2024 and in the fourth and third quarter of 2023, were $1.1 million, $1.5 million, $0.5 million and $0.6 million, respectively, while there was none in the first quarter of 2024. For all other periods shown, includes provision for credit losses on loans.
(7)    In the three months ended December 31, 2023 and September 30, 2023, net income excludes losses of $0.8 million and $0.4 million, respectively, attributable to a minority interest in Amerant Mortgage LLC. In the fourth quarter of 2023, the Company increased its ownership interest in Amerant Mortgage to 100% from 80% at September 30, 2023. This transaction had no material impact to the Company’s results of operations in the three months ended December 31, 2023. In connection with the change in ownership interest, which brought the minority interest share to zero, the Company derecognized the equity attributable to noncontrolling interest of $3.8 million at December 31, 2023, with a corresponding reduction to additional paid-in capital.
(8) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(9) See 2023 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(10) Operating data for the periods presented have been annualized.
(11) See 2023 Form 10-K for more details on charge-offs for all previous periods.
(12) As of September 30, 2024, June 30, 2024, March 31, 2034, December 31, 2023 and September 30, 2023, includes 81, 83, 65, 67 and 98 FTEs for Amerant Mortgage, respectively.
(13) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other non-routine items, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the Houston Transaction, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Net (loss) income attributable to Amerant Bancorp Inc.	$(48,164)	$4,963	$10,568	$(17,123)	$22,119
Plus: provision for credit losses (1)	19,000	19,150	12,400	12,500	8,000
Plus: provision for income tax (benefit) expense	(13,728)	1,360	2,894	(2,972)	6,337
Pre-provision net revenue (loss) (PPNR)	(42,892)	25,473	25,862	(7,595)	36,456
Plus: non-routine noninterest expense items	5,672	5,562	—	43,094	6,303
Plus (less): non-routine noninterest income items	68,484	(28)	206	(5,688)	(6,879)
Core pre-provision net revenue (Core PPNR)	$31,264	$31,007	$26,068	$29,811	$35,880

Total noninterest (loss) income	$(47,683)	$19,420	$14,488	$19,613	$21,921
Less: Non-routine noninterest (loss) income items:
Derivatives (losses) gains, net	—	(44)	(152)	(151)	(77)
Securities (losses) gains, net (2)	(68,484)	(117)	(54)	33	(54)
Bank owned life insurance charge (3)	—	—	—	(655)	—
Gains on early extinguishment of FHLB advances, net	—	189	—	6,461	7,010
Total non-routine noninterest (loss) income items	$(68,484)	$28	$(206)	$5,688	$6,879
Core noninterest income	$20,801	$19,392	$14,694	$13,925	$15,042

Total noninterest expense	$76,208	$73,302	$66,594	$109,702	$64,420
Less: non-routine noninterest expense items
Restructuring costs (4):
Staff reduction costs (5)	—	—	—	1,120	489
Contract termination costs (6)	—	—	—	—	—
Consulting and other professional fees and software expenses(7)	—	—	—	1,629	—
Branch closure expenses and related charges (8)	—	—	—	—	252
Total restructuring costs	$—	$—	$—	$2,749	$741
Other non-routine noninterest expense items:
Losses on loans held for sale carried at the lower cost or fair value (9)(10)	—	1,258	—	37,495	5,562
Other real estate owned valuation expense	5,672	—	—	—	—
Goodwill and intangible assets impairment (10)	—	300	—	1,713	—
Fixed assets impairment (10)(11)	—	3,443	—	—	—
Legal and broker fees (10)	—	561	—	—	—
Bank owned life insurance enhancement costs (3)	—	—	—	1,137	—
Impairment charge on investment carried at cost	—	—	—	—	—
Total non-routine noninterest expense items	$5,672	$5,562	$—	$43,094	$6,303
Core noninterest expense	$70,536	$67,740	$66,594	$66,608	$58,117

	Three Months Ended,

(in thousands, except percentages and per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Net (loss) income attributable to Amerant Bancorp Inc.	$(48,164)	$4,963	$10,568	$(17,123)	$22,119
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	5,672	5,562	—	43,094	6,303
Income tax effect (12)	(1,332)	(1,196)	—	(8,887)	(1,486)
Total after-tax non-routine items in noninterest expense	4,340	4,366	—	34,207	4,817
Plus (less) after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	68,484	(28)	206	(5,688)	(6,879)
Income tax effect (12)	(15,411)	6	(44)	1,032	1,607
Total after-tax non-routine items in noninterest income	53,073	(22)	162	(4,656)	(5,272)
BOLI enhancement tax impact (2)	—	—	—	2,844	—
Core net income	$9,249	$9,307	$10,730	$15,272	$21,664

Basic (loss) earnings per share	$(1.43)	$0.15	$0.32	$(0.51)	$0.66
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	0.13	0.13	—	1.11	0.14
Plus (less): after tax impact of non-routine items in noninterest income	1.57	—	—	(0.14)	(0.15)
Total core basic earnings per common share	$0.27	$0.28	$0.32	$0.46	$0.65

Diluted (loss) earnings per share (14)	$(1.43)	$0.15	$0.31	$(0.51)	$0.66
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	0.13	0.13	—	1.11	0.14
Plus (less): after tax impact of non-routine items in noninterest income	1.57	—	0.01	(0.14)	(0.16)
Total core diluted earnings per common share	$0.27	$0.28	$0.32	$0.46	$0.64

Net (loss) income / Average total assets (ROA)	(1.92)%	0.21%	0.44%	(0.71)%	0.92%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	0.18%	0.17%	—%	1.55%	0.20%
Plus (less): after tax impact of non-routine items in noninterest income	2.11%	—%	—%	(0.20)%	(0.21)%
Core net income / Average total assets (Core ROA)	0.37%	0.38%	0.44%	0.64%	0.91%

Net (loss) income/ Average stockholders' equity (ROE)	(24.98)%	2.68%	5.69%	(9.22)%	11.93%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	2.25%	2.36%	—%	19.96%	2.60%
Plus (less): after tax impact of non-routine items in noninterest income	27.53%	(0.01)%	0.09%	(2.51)%	(2.84)%
Core net income / Average stockholders' equity (Core ROE)	4.80%	5.03%	5.78%	8.23%	11.69%

Efficiency ratio	228.74%	74.21%	72.03%	108.30%	64.10%
Less: impact of non-routine items in noninterest expense and and noninterest income	(159.45)%	(5.61)%	(0.16)%	(38.63)%	(2.02)%
Core efficiency ratio	69.29%	68.60%	71.87%	69.67%	62.08%

(in thousands, except percentages, share data and per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Stockholders' equity	$902,888	$734,342	$738,085	$736,068	$719,787
Less: goodwill and other intangibles (15)	(24,366)	(24,581)	(24,935)	(25,029)	(26,818)
Tangible common stockholders' equity	$878,522	$709,761	$713,150	$711,039	$692,969
Total assets	10,381,961	9,747,738	9,817,772	9,716,327	9,345,700
Less: goodwill and other intangibles (15)	(24,366)	(24,581)	(24,935)	(25,029)	(26,818)
Tangible assets	$10,357,595	$9,723,157	$9,792,837	$9,691,298	$9,318,882
Common shares outstanding	42,103,623	33,562,756	33,709,395	33,603,242	33,583,621
Tangible common equity ratio	8.48%	7.30%	7.28%	7.34%	7.44%
Stockholders' book value per common share	$21.44	$21.88	$21.90	$21.90	$21.43
Tangible stockholders' equity book value per common share	$20.87	$21.15	$21.16	$21.16	$20.63

Tangible common stockholders' equity	$878,522	$709,761	$713,150	$711,039	$692,969
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (16)	—	(20,304)	(18,729)	(16,197)	(26,138)
Tangible common stockholders' equity, adjusted for net unrealized accumulated losses on debt securities held to maturity	$878,522	$689,457	$694,421	$694,842	$666,831
Tangible assets	$10,357,595	$9,723,157	$9,792,837	$9,691,298	$9,318,882
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (16)	—	(20,304)	(18,729)	(16,197)	(26,138)
Tangible assets, adjusted for net unrealized accumulated losses on debt securities held to maturity	$10,357,595	$9,702,853	$9,774,108	$9,675,101	$9,292,744
Common shares outstanding	42,103,623	33,562,756	33,709,395	33,603,242	33,583,621

Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity	8.48%	7.11%	7.10%	7.18%	7.18%
Tangible stockholders' book value per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity	$20.87	$20.54	$20.60	$20.68	$19.86

____________
(1)     In the third, second and first quarter of 2024 and in the fourth and third quarter of 2023, includes $17.9 million, $17.7 million, $12.4 million, $12.0 million and $7.4 million of provision for credit losses on loans, respectively. Provision for unfunded commitments (contingencies) in the third and second quarter of 2024, and in the fourth and third quarter of 2023, were $1.1 million, $1.5 million, $0.5 million and $0.6 million, respectively, while there was none in the first quarter of 2024. For all other periods shown, includes provision for credit losses on loans.
(2) In the third quarter of 2024, the Company executed an investment portfolio repositioning which resulted in a total pre-tax net loss of $68.5 million during the same period.
(3) In the fourth quarter of 2023, the Company completed a restructuring of its bank-owned life insurance (“BOLI”) program. This was executed through a combination of a 1035 exchange and a surrender and reinvestment into higher-yielding general account with a new investment grade insurance carrier. This transaction allowed for higher team member participation through an enhanced split-dollar plan. Estimated improved yields resulting from the enhancement have an earn-back period of approximately 2 years. In the fourth quarter of 2023, we recorded total additional expenses and charges of $4.6 million in connection with this transaction, including: (i) a reduction of $0.7 million to the cash surrender value of BOLI; (ii) transaction costs of $1.1 million, and (iii) income tax expense of $2.8 million.
(4)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(5) Staff reduction costs consist of severance expenses related to organizational rationalization.
(6) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(7) In the three months ended December 31, 2023, includes an aggregate of $1.6 million of nonrecurrent expenses in connection with the engagement of FIS and, to a lesser extent, software expenses related to legacy applications running in parallel to new core banking applications. There were no significant nonrecurrent expenses in connection with engagement of FIS in the three months ended September 30, 2024, June 30, 2024, March 31, 2024 and September 30, 2023.
(8) In the three months ended September 30, 2023, consists of expenses in connection with the closure of a branch in Houston, Texas in 2023.

(9) In the three months ended December 31, 2023, includes (i) fair value adjustment of $35.5 million related to an aggregate of $401 million in Houston-based CRE loans held for sale which are carried at the lower of cost or fair value, and (ii) a loss on sale of $2.0 million related to a New York-based CRE loan previously carried at the lower of cost or fair value. In the three months ended September 30, 2023, includes a fair value adjustment of $5.6 million related to a New York-based CRE loan held for sale carried at the lower of cost or fair value.
(10) In the three months ended June 30, 2024, amounts shown are in connection with the Houston Transaction.
(11) Related to Houston branches and included as part of occupancy and equipment expenses. See Exhibit 5 for additional information.
(12) In the three months ended March 31, 2024, amounts were calculated based upon the effective tax rate for the period of 21.50%. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(13) In the three months ended December 31, 2023, per share amounts and percentages were calculated using the after-tax impact of non-routine items in noninterest expense of $34.2 million and BOLI tax impact of $2.8 million in the same period. In all other periods shown, per share amounts and percentages were calculated using the after tax impact of non-routine items in noninterest expense.
(14) See 2023 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(15) At September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, other intangible assets primarily consist of naming rights of $2.1 million, $2.3 million, $2.4 million, $2.5 million and $2.7 million, respectively, and mortgage servicing rights (“MSRs”) of $1.4 million, $1.5 million, $1.4 million, $1.4 million and $1.3 million, respectively. Other intangible assets are included in other assets in the Company’s consolidated balance sheets.
(16) There were no debt securities held to maturity at September 30, 2024. As of June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, amounts were calculated based upon the fair value on debt securities held to maturity, and assuming a tax rate of 25.38%, 25.40%, 25.36% and 25.51%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,291,632	$129,752	7.08%	$7,049,109	$124,117	7.08%	$7,048,891	$120,244	6.77%
Debt securities available for sale (3) (4)	1,313,366	14,273	4.32%	1,267,828	14,104	4.47%	1,052,147	10,924	4.12%
Debt securities held to maturity (5)	205,958	1,752	3.38%	221,106	1,878	3.42%	232,146	1,958	3.35%
Debt securities held for trading	—	—	—%	—	—	—%	2,048	4	0.77%
Equity securities with readily determinable fair value not held for trading	2,525	19	2.99%	2,466	13	2.12%	2,479	21	3.36%
Federal Reserve Bank and FHLB stock	61,147	1,083	7.05%	54,664	955	7.03%	54,056	961	7.05%
Deposits with banks	344,469	4,670	5.39%	364,466	5,260	5.80%	344,015	5,248	6.05%
Other short-term investments	6,677	88	5.24%	6,399	82	5.15%	1,964	23	4.65%
Total interest-earning assets	9,225,774	151,637	6.54%	8,966,038	146,409	6.57%	8,737,746	139.383	6.33%
Total non-interest-earning assets (6)	760,198			763,628			756,141
Total assets	$9,985,972			$9,729,666			$9,493,887

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,294,323	$15,345	2.66%	$2,408,979	$16,779	2.80%	$2,523,092	$16,668	2.62%
Money market	1,541,987	16,804	4.34%	1,411,287	14,973	4.27%	1,144,580	11,013	3.82%
Savings	247,903	26	0.04%	253,625	26	0.04%	280,096	32	0.05%
Total checking and saving accounts	4,084,213	32,175	3.13%	4,073,891	31,778	3.14%	3,947,768	27,713	2.79%
Time deposits	2,324,694	27,260	4.67%	2,258,973	25,971	4.62%	2,201,138	22,482	4.05%
Total deposits	6,408,907	59,435	3.69%	6,332,864	57,749	3.67%	6,148,906	50,195	3.24%
Securities sold under agreements to repurchase	—	—	—%	124	2	6.49%	326	4	4.87%
Advances from the FHLB (7)	863,913	8,833	4.07%	737,658	6,946	3.79%	800,978	8,207	4.07%
Senior notes	59,725	942	6.27%	59,646	941	6.35%	59,409	942	6.29%
Subordinated notes	29,561	361	4.86%	29,519	361	4.92%	29,391	361	4.87%
Junior subordinated debentures	64,178	1,067	6.61%	64,178	1,055	6.61%	64,178	1,097	6.78%
Total interest-bearing liabilities	7,426,284	70,638	3.78%	7,223,989	67,054	3.73%	7,103,188	60,806	3.40%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,491,406			1,452,921			1,335,041
Accounts payable, accrued liabilities and other liabilities	301,373			309,298			320,369
Total non-interest-bearing liabilities	1,792,779			1,762,219			1,655,410
Total liabilities	9,219,063			8,986,208			8,758,598
Stockholders’ equity	766,909			743,458			735,289
Total liabilities and stockholders' equity	$9,985,972			$9,729,666			$9,493,887
Excess of average interest-earning assets over average interest-bearing liabilities	$1,799,490			$1,742,049			$1,634,558
Net interest income		$80,999			$79,355			$78,577
Net interest rate spread			2.76%			2.84%			2.93%
Net interest margin (7)			3.49%			3.56%			3.57%
Cost of total deposits (7)			2.99%			2.98%			2.66%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.23%			124.11%			123.01%
Average non-performing loans/ Average total loans	1.54%			0.60%			—%

	Nine Months Ended
	September 30, 2024			September 30, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,102,716	$376,574	7.08%	$7,006,633	$348,315	6.65%
Debt securities available for sale (3) (4)	1,273,797	41,562	4.36%	1,050,648	31,494	4.01%
Debt securities held to maturity (5)	217,272	5,597	3.44%	236,325	6,046	3.42%
Debt securities held for trading	—	—	—%	783	6	1.02%
Equity securities with readily determinable fair value not held for trading	2,490	87	4.67%	2,455	21	1.14%
Federal Reserve Bank and FHLB stock	55,352	2,922	7.05%	54,911	2,833	6.90%
Deposits with banks	377,139	15,681	5.55%	342,127	14,272	5.58%
Other short-term investments	6,337	248	5.22%	662	23	4.65%
Total interest-earning assets	9,035,103	442,671	6.54%	8,694,544	403,010	6.20%
Total non-interest-earning assets (6)	788,240			735,943
Total assets	$9,823,343			$9,430,487
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,382,548	$49,860	2.80%	$2,503,147	$46,201	2.47%
Money market	1,462,034	46,611	4.26%	1,215,005	28,295	3.11%
Savings	254,661	79	0.04%	288,959	114	0.05%
Total checking and saving accounts	4,099,243	96,550	3.15%	4,007,111	74,610	2.49%
Time deposits	2,291,539	79,355	4.63%	2,006,417	53,844	3.59%
Total deposits	6,390,782	175,905	3.68%	6,013,528	128,454	2.86%
Securities sold under agreements to repurchase	41	2	6.52%	130	5	5.14%
Advances from the FHLB (7)	749,195	21,357	3.81%	862,310	22,591	3.50%
Senior notes	59,646	2,826	6.33%	59,330	2,825	6.37%
Subordinated notes	29,519	1,083	4.90%	29,349	1,084	4.94%
Junior subordinated debentures	64,178	3,176	6.61%	64,178	3,264	6.80%
Total interest-bearing liabilities	7,293,361	204,349	3.74%	7,028,825	158,223	3.01%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,459,325			1,348,242
Accounts payable, accrued liabilities and other liabilities	318,273			313,967
Total non-interest-bearing liabilities	1,777,598			1,662,209
Total liabilities	9,070,959			8,691,034
Stockholders’ equity	752,384			739,453
Total liabilities and stockholders' equity	$9,823,343			$9,430,487
Excess of average interest-earning assets over average interest-bearing liabilities	$1,741,742			$1,665,719
Net interest income		$238,322			$244,787
Net interest rate spread			2.80%			3.19%
Net interest margin (7)			3.52%			3.76%
Cost of total deposits (7)			2.99%			2.33%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.88%			123.70%
Average non-performing loans/ Average total loans	0.93%			0.48%
___________
(1)    Includes loans held for investment net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $92.1  million, $95.6 million, and $101.2 million in the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $93.2 million and $89.1 million, in the nine months ended September 30, 2024 and September 30, 2023, respectively. The average balance of total loans held for sale was $612.9 million, $191.7 million and $58.8 million in the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $352.8 million, and $70.1 million in the nine months period ended September 30, 2024 and September 30, 2023, respectively.
(2) Includes average non-performing loans of $113.5 million, $52.7 million and $39.8 million for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $66.3 million and $34.1 million in the nine months ended September 30, 2024 and September 30, 2023, respectively.
(3)    Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $89.4 million, $115.8 million and $119.8 million in the three months ended

September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and average net unrealized net losses of $102.2 million and $110.5 million in the nine months ended September 30, 2024 and September 30, 2023, respectively.
(4)    Includes nontaxable securities with average balances of $19.9 million, $18.8 million and $18.6 million for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $19.9 million and $18.6 million, in the nine months ended September 30, 2024 and September 30, 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.33%, 4.47%, 4.34% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and 4.28% and 4.64% in the nine months ended September 30, 2024 and September 30, 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $44.5 million, $47.8 million and $49.6 million for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $47.8 million and $50.1 million in the nine months ended September 30, 2024 and September 30, 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.43%, 4.23% and 4.26% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and 4.23% and 4.21% in the nine months ended September 30, 2024 an September 30, 2023, respectively. As of September 30, 2024, the Company had no debt securities classified as held to maturity. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6)    Excludes the allowance for credit losses.
(7) See Glossary of Terms and Definitions for definitions of financial terms.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2024		June 30, 2024		September 30, 2023		2024		2023
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$5,046	10.6%	$5,281	27.2%	$5,053	23.1%	$14,652	106.4%	$14,952	22.0%
Brokerage, advisory and fiduciary activities	4,466	9.4%	4,538	23.4%	4,370	19.9%	13,331	96.8%	12,808	18.9%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	2,332	4.9%	2,242	11.5%	1,483	6.8%	6,916	50.2%	4,324	6.4%
Cards and trade finance servicing fees	1,430	3.0%	1,331	6.9%	734	3.4%	3,984	28.9%	1,829	2.7%
Gain on early extinguishment of FHLB advances, net	—	—%	189	1.0%	7,010	32.0%	189	1.4%	33,623	49.5%
Securities (losses) gains, net (2)	(68,484)	(143.6)%	(117)	(0.6)%	(54)	(0.3)%	(68,655)	(498.4)%	(11,022)	(16.2)%
Loan-level derivative income (3)	3,515	7.4%	2,357	12.1%	1,196	5.5%	6,338	46.0%	3,743	5.5%
Derivative (losses) gains, net (4)	—	—%	(44)	(0.2)%	(77)	(0.4)%	(196)	(1.4)%	179	0.3%
Other noninterest income (5)	4,012	8.3%	3,643	18.7%	2,206	10.0%	9,666	70.1%	7,447	10.9%
Total noninterest (loss) income	$(47,683)	(100.0)%	$19,420	100.0%	$21,921	100.0%	$(13,775)	(100.0)%	$67,883	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes a total net loss of $68.5 million as a result of the investment portfolio repositioning initiated during the third quarter of 2024.
(3) Income from interest rate swaps and other derivative transactions with customers. The Company incurs expenses related to derivative transactions with customers which are included as part of noninterest expenses under loan-level derivative expense. See Exhibit 5 for more details.
(4) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(5)    Includes mortgage banking income of $2.8 million, $1.9 million and $0.5 million in the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $5.8 million and $3.9 million in the nine months ended September 30, 2024 and September 30, 2023, respectively, primarily consisting of net gains on sale, valuation and derivative transactions associated with mortgage loans held for sale activity, and other smaller sources of income related to the operations of Amerant Mortgage. In addition, includes $0.5 million BOLI death benefits received in the nine months ended September 30, 2024. Other sources of income in the periods shown include foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2024		June 30, 2024		September 30, 2023		2024		2023
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$34,979	45.9%	$33,857	46.2%	$31,334	48.6%	$101,794	47.1%	$100,457	49.8%
Occupancy and equipment (2)	5,891	7.7%	9,041	12.3%	7,293	11.3%	21,408	9.9%	20,828	10.3%
Professional and other services fees (3)	13,711	18.0%	12,110	16.5%	5,325	8.3%	36,784	17.0%	20,368	10.1%
Loan-level derivative expense (4)	1,802	2.4%	580	0.8%	18	—%	2,386	1.1%	1,728	0.9%
Telecommunications and data processing (5)	2,991	3.9%	2,732	3.7%	3,556	5.5%	9,256	4.3%	11,647	5.8%
Depreciation and amortization (6)	1,737	2.3%	1,652	2.3%	1,795	2.8%	4,866	2.3%	5,362	2.7%
FDIC assessments and insurance	2,863	3.8%	2,772	3.8%	2,590	4.0%	8,643	4.0%	8,066	4.0%
Losses on loans held for sale carried at the lower cost or fair value (7)	—	—%	1,258	1.7%	5,562	8.6%	1,258	0.6%	5,562	2.8%
Advertising expenses	3,468	4.6%	4,243	5.8%	2,724	4.2%	10,789	5.0%	9,642	4.8%
Other real estate owned and repossessed assets (income) expense, net (8)	5,535	7.3%	(148)	(0.2)%	(134)	(0.2)%	5,033	2.3%	2,297	1.1%
Contract termination costs (9)	—	—%	—	—%	—	—%	—	—%	1,550	0.8%
Other operating expenses (10)	3,231	4.1%	5,205	7.1%	4,357	6.9%	13,887	6.4%	14,146	6.9%
Total noninterest expense (11)	$76,208	100.0%	$73,302	100.0%	$64,420	100.0%	$216,104	100.0%	$201,653	100.0%

___
(1) Includes staff reduction costs of $0.5 million and $2.9 million in the three and nine months ended September 30, 2023, respectively, which consist of severance expenses primarily related to organizational rationalization.
(2) In the three month period ended June 30, 2024 and nine month period ended September 30, 2024, includes fixed assets impairment charge of $3.4 million in connection with the Houston Transaction. In each of the three and nine months ended September 30, 2023, includes a rent termination fee of $0.3 million in connection with the closure of a branch in Houston, Texas. In addition, in the nine months ended September 30, 2023, includes $0.6 million related to ROU asset impairment in connection with the closure of a branch in Miami, Florida in 2023 as well as $0.5 million related to ROU asset impairment in connection with the closure of a branch in Houston, Texas in 2023.
(3) Includes $0.3 million in legal expenses in connection with the Houston Transaction in the three months ended June 30, 2024 and nine months ended September 30, 2024. Additionally, includes additional non-routine expenses of $4.6 million in the nine months ended September 30, 2023, related to the engagement of FIS. Lastly, includes recurring service fees in connection with the engagement of FIS in the three months ended September 30, 2024 and June 30, 2024, and in the nine months ended September 30, 2024.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) Includes a charge of $1.4 million in the nine month periods ended September 30, 2023 related to the disposition of fixed assets due to the write off of in-development software.
(6) Includes a charge of $0.9 million in the nine month periods ended September 30, 2023 for the accelerated depreciation of leasehold improvements in connection with the closure of a branch in Miami, Florida in 2023.
(7) In each of the three months ended June 30, 2024, amounts shown are in connection with the Houston Transaction. In the three and nine month periods ended September 30, 2023, includes valuation allowance as a result of changes in the fair value of loans held for sale carried at the lower of cost or fair value.
(8) Includes OREO rental income of $0.5 million in the three months ended September 30, 2024 and $0.4 million in each of the three months ended June 30, 2024 and September 30, 2023, and $1.4 million and $0.9 million in the nine months ended September 30, 2024 and September 2023, respectively. In addition, in the nine months ended September 30, 2023, includes a loss on sale of repossessed assets in connection with our equipment-financing activities of $2.6 million. Additionally, includes $5.7 million of OREO valuation expense in the three months ended September 30, 2024.
(9) Contract termination and related costs associated with third party vendors resulting from the Company’s transition to our new technology provider.

(10) In each of the three months ended June 30, 2024 and nine months ended September 30, 2024, includes broker fees of $0.3 million in connection with the Houston Transaction. Additionally, in the nine months ended September 30, 2023, includes an impairment charge of $2.0 million related to an investment carried at cost and included in other assets. In all of the periods shown, includes mortgage loan origination and servicing expenses, charitable contributions, community engagement, postage and courier expenses, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan and other small expenses.
(11) Includes $3.9 million, $3.8 million, $3.0 million in the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $10.5 million and $10.9 million in the nine months ended September 30, 2024 and September 30, 2023, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Assets				(audited)
Cash and due from banks	$40,538	$32,762	$41,231	$47,234	$48,145
Interest earning deposits with banks	614,345	238,346	577,843	242,709	202,946
Restricted cash	10,087	32,430	33,897	25,849	51,837
Other short-term investments	6,871	6,781	6,700	6,080	6,024
Cash and cash equivalents	671,841	310,319	659,671	321,872	308,952
Securities
Debt securities available for sale, at fair value	1,476,378	1,269,356	1,298,073	1,217,502	1,033,797
Debt securities held to maturity, at amortized cost (1)	—	219,613	224,014	226,645	230,254
Equity securities with readily determinable fair value not held for trading	2,562	2,483	2,480	2,534	2,438
Federal Reserve Bank and Federal Home Loan Bank stock	63,604	56,412	54,001	50,294	47,878
Securities	1,542,544	1,547,864	1,578,568	1,496,975	1,314,367
Loans held for sale, at the lower of cost or fair value (2)	553,941	551,828	—	365,219	43,257
Mortgage loans held for sale, at fair value	43,851	60,122	48,908	26,200	25,952
Loans held for investment, gross	6,964,171	6,710,961	6,957,475	6,873,493	7,073,387
Less: Allowance for credit losses	79,890	94,400	96,050	95,504	98,773
Loans held for investment, net	6,884,281	6,616,561	6,861,425	6,777,989	6,974,614
Bank owned life insurance	241,183	238,851	237,314	234,972	232,736
Premises and equipment, net	32,866	33,382	44,877	43,603	43,004
Deferred tax assets, net	41,138	48,779	48,302	55,635	63,501
Operating lease right-of-use assets	100,158	100,580	117,171	118,484	116,763
Goodwill	19,193	19,193	19,193	19,193	20,525
Accrued interest receivable and other assets (3)(4)	250,965	220,259	202,343	256,185	202,029
Total assets	$10,381,961	$9,747,738	$9,817,772	$9,716,327	$9,345,700
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,482,061	$1,465,140	$1,397,331	$1,426,919	$1,370,157
Interest bearing	2,389,605	2,316,976	2,619,115	2,560,629	2,416,797
Savings and money market	1,835,700	1,723,233	1,616,719	1,610,218	1,457,080
Time	2,403,578	2,310,662	2,245,078	2,297,097	2,302,878
Total deposits	8,110,944	7,816,011	7,878,243	7,894,863	7,546,912
Advances from the Federal Home Loan Bank	915,000	765,000	715,000	645,000	595,000
Senior notes	59,764	59,685	59,605	59,526	59,447
Subordinated notes	29,582	29,539	29,497	29,454	29,412
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (5)	105,875	105,861	122,267	123,167	120,665
Accounts payable, accrued liabilities and other liabilities (6)	193,730	173,122	210,897	164,071	210,299
Total liabilities	9,479,073	9,013,396	9,079,687	8,980,259	8,625,913

Stockholders’ equity
Class A common stock	4,210	3,357	3,373	3,361	3,359
Additional paid in capital	342,508	189,601	192,237	192,701	194,103
Retained earnings	569,131	620,299	618,359	610,802	630,933
Accumulated other comprehensive loss	(12,961)	(78,915)	(75,884)	(70,796)	(105,634)
Total stockholders' equity before noncontrolling interest	902,888	734,342	738,085	736,068	722,761
Noncontrolling interest	—	—	—	—	(2,974)
Total stockholders' equity	902,888	734,342	738,085	736,068	719,787
Total liabilities and stockholders' equity	$10,381,961	$9,747,738	$9,817,772	$9,716,327	$9,345,700

__________
(1) Estimated fair value of $192,403, $198,909, $204,945 and $195,165 at June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, respectively. During the third quarter of 2024, the Company executed an investment portfolio repositioning and transferred approximately $220 million in debt securities from held to maturity to the available for sale category.
(2) As of September 30, 2024 and June 30, 2024, includes loans held for sale and a valuation allowance of $1.3 million, in connection with the Houston Transaction. As of December 31, 2023 and September 30, 2023, includes a valuation allowance of $35.5 million and $5.6 million as a result of fair value adjustment.
(3) As of September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023, includes derivative assets with a total fair value of $52.3 million, $64.0 million, $64.7 million, $59.9 million and $87.1 million, respectively. As of December 31, 2023, includes a receivable from insurance carrier for $62.5 million in connection with the restructuring of the Company’s BOLI in the fourth quarter of 2023, which were collected in the first quarter of 2024.
(4) As of September 30, 2024 and June 30, 2024, includes other assets for sale of approximately $21.4 million and $23.6 million, respectively, in connection with the Houston Transaction.
(5) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(6) As of September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, includes derivatives liabilities with a total fair value of $51.3 million, $62.9 million, $63.8 million, $59.4 million and $85.6 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Real estate loans				(audited)
Commercial real estate
Non-owner occupied	$1,709,911	$1,714,088	$1,672,470	$1,616,200	$1,593,571
Multi-family residential	343,012	359,257	349,917	407,214	771,654
Land development and construction loans	411,051	343,472	333,198	300,378	301,938
	2,463,974	2,416,817	2,355,585	2,323,792	2,667,163
Single-family residential	1,485,326	1,446,569	1,490,711	1,466,608	1,371,194
Owner occupied	1,013,682	981,405	1,193,909	1,175,331	1,129,921
	4,962,982	4,844,791	5,040,205	4,965,731	5,168,278
Commercial loans	1,630,309	1,521,533	1,550,140	1,503,187	1,452,759
Loans to financial institutions and acceptances	92,489	48,287	29,490	13,375	13,353
Consumer loans and overdrafts (1)	278,391	296,350	337,640	391,200	438,997
Total loans	$6,964,171	$6,710,961	$6,957,475	$6,873,493	$7,073,387

__________________

(1) As of September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023 and includes $103.9 million, $131.9 million, $163.3 million, $210.9 million and $254.7 million, respectively, in consumer loans purchased under indirect lending programs.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Loans held for sale at the lower of cost or fair value				(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$111,591	$112,002	$—	$—	$43,256
Multi-family residential	915	918	—	309,612	—
Land development and construction loans	35,020	29,923	—	55,607	—
	147,526	142,843	—	365,219	43,256
Single-family residential	86,905	88,507	—	—	—
Owner occupied	221,774	220,718	—	—	—
	456,205	452,068	—	365,219	43,256
Commercial loans	87,866	90,353	—	—	—
Consumer loans	9,870	9,407	—	—	—
Total loans held for sale at the lower of cost or fair value (1)	553,941	551,828	—	365,219	43,256

Mortgage loans held for sale at fair value
Land development and construction loans (2)	10,608	7,776	26,058	12,778	6,931
Single-family residential (3)	33,243	52,346	22,850	13,422	19,022
Total mortgage loans held for sale at fair value (4)	43,851	60,122	48,908	26,200	25,953
Total loans held for sale (5)	$597,792	$611,950	$48,908	$391,419	$69,209
__________________
(1) As of September 30, 2024, includes $553.9 million in connection with the Houston Transaction. In the second quarter of 2024, the Company transferred an aggregate of $551.8 million in connection with the Houston Transaction, in which the Company recorded a valuation allowance of $1.3 million as a result of the transfer in the same period. In the fourth quarter of 2023, the Company transferred an aggregate of $401 million in Houston-based CRE loans held for investment to the loans held for sale category, and recognized a valuation allowance of $35.5 million as a result of the fair value adjustment of these loans. The Company subsequently sold these loans in the first quarter of 2024 and there was no material impact to the Company’s results of operations as a result of this transaction. In the third quarter of 2023, the Company transferred a New York-based CRE loan held for investment to the loans held for sale category, and recognized a valuation allowance of $5.6 million as a result of the fair value adjustment of this loan. In the fourth quarter of 2023, the Company sold this loan and there was no material impact to the Company’s results of operations as a result of this transaction.
(2) In the second quarter of 2023, the Company transferred approximately $13 million in land development and construction loans held for sale to the loans held for investment category.
(3) In each of the fourth and third quarters of 2023, the Company transferred approximately $17 million, in single-family residential loans held for sale to the loans held for investment category. In the first quarter of 2024, there were no significant transfers of single-family residential loans from the loans held for sale to the loans held for investment category.
(4) Loans held for sale in connection with Amerant Mortgage’s ongoing business.
(5) As of September 30, 2024, there were $0.6 million in loans between 60 and 90 days past due; all loans remain in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023		September 30, 2023
Non-Accrual Loans				(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$1,916	$—	$—	$—		$—
Multi-family residential	—	6	—	8		23,344
	1,916	6	—	8		23,344
Single-family residential	13,452	3,726	4,400	2,459		2,533
Owner occupied	29,240	26,309	1,958	3,822		2,100
	44,608	30,041	6,358	6,289		27,977
Commercial loans	68,654	67,005	21,833	21,949		4,713
Consumer loans and overdrafts	—	4	45	38		1
Total Non-Accrual Loans (1)	$113,262	$97,050	$28,236	$28,276		$32,691

Past Due Accruing Loans(2)
Real Estate Loans
Owner occupied	—	769	—	—		—
Single-family residential	1,129	2,656	1,149	5,218		—
Commercial	104	—	918	857	—	504
Consumer loans and overdrafts	434	477	—	49		—
Total Past Due Accruing Loans	$1,667	$3,902	$2,067	$6,124		$504
Total Non-Performing Loans	114,929	100,952	30,303	34,400		33,195
Other Real Estate Owned	14,509	20,181	20,181	20,181		20,181
Total Non-Performing Assets	$129,438	$121,133	$50,484	$54,581		$53,376

__________________

(1)    See June 30, 2024 Form 10-Q, March 31, 2024 Form 10-Q and 2023 Form 10-K for more information about the activity of non-accrual loans in the second and first quarters of 2024 and all periods in 2023.
(2)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. The Company has not purchased credit-deteriorated loans.

	September 30, 2024				June 30, 2024				September 30, 2023

(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$34,374	$1,916	$—	$36,290	$33,979	$—	$—	$33,979	$—	$—	$—	$—
Multi-family residential	—	—	—	—	—	6	—	6	—	23,344	—	23,344
Land development and construction loans	—	—	—	—	—	—	—	—	—	—	—	—
	34,374	1,916	—	36,290	33,979	6	—	33,985	—	23,344	—	23,344
Single-family residential	—	9,637	—	9,637	—	3,684	—	3,684	—	3,085	—	3,085
Owner occupied	29,603	29,310	—	58,913	35,642	26,381	—	62,023	2,234	2,180	—	4,414
	63,977	40,863	—	104,840	69,621	30,071	—	99,692	2,234	28,609	—	30,843
Commercial loans	12,442	66,212	—	78,654	25,671	67,836	—	93,507	26,975	5,732	3	32,710
Consumer loans and overdrafts	—	—	—	—	—	—	—	—	—	1	—	1
Totals	$76,419	$107,075	$—	$183,494	$95,292	$97,907	$—	$193,199	$29,209	$34,342	$3	$63,554

__________
(1) There were no loans categorized as “loss” as of the dates presented.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
				(audited)
Domestic	$5,553,336	$5,281,946	$5,288,702	$5,430,059	$5,067,937
Foreign:
Venezuela	1,887,282	1,918,134	1,988,470	1,870,979	1,892,453
Others	670,326	615,931	601,071	593,825	586,522
Total foreign	2,557,608	2,534,065	2,589,541	2,464,804	2,478,975
Total deposits	$8,110,944	$7,816,011	$7,878,243	$7,894,863	$7,546,912

Glossary of Terms and Definitions
•Total gross loans: include loans held for investment net of unamortized deferred loan origination fees and costs, as well as loans held for sale.
•Core deposits: consist of total deposits excluding all time deposits.
•Assets under management and custody: consists of assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
•Net interest margin, or NIM: defined as net interest income, or NII, divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
•ROA and Core ROA are calculated based upon the average daily balance of total assets.
•ROE and Core ROE are calculated based upon the average daily balance of stockholders’ equity.
•Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
•Total capital ratio: total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
•Tier 1 capital ratio: Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
•Tier 1 leverage ratio: Tier 1 capital divided by quarter to date average assets.
•Common equity tier 1 capital ratio, CET1: Tier 1 capital divided by total risk-weighted assets.
•Tangible common equity ratio: calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
•Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity: calculated in the same manner described in tangible common equity but also includes unrealized losses on debt securities held to maturity in the balance of common equity and total assets.
•Loans to Deposits ratio: calculated as the ratio of total loans gross divided by total deposits.
•Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
•Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
•Ratio for net charge-offs/average total loans held for investments: calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses.
•Other operating expenses: total noninterest expense less salary and employee benefits.
•Efficiency ratio: total noninterest expense divided by the sum of noninterest income and NII.
•The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
•Cost of total deposits: calculated based upon the average balance of total noninterest bearing and interest bearing deposits, which includes time deposits.
•AFS: Available-for-sale debt securities
•HTM: Held-to-maturity debt securities